Exhibit 21

DOLLAR GENERAL CORPORATION

List of Subsidiaries

Name of Subsidiary                      State of Organization
Dolgencorp, Inc.                        Kentucky
Dade Lease Management, Inc.             Delaware
Dollar General Indiana Partners         Kentucky